November 17, 2016
Blucora Completes Sale of Monoprice to YFC - BonEagle Electronic Co., Ltd
BELLEVUE, Wash., Nov. 17, 2016 (GLOBE NEWSWIRE) -- Blucora, Inc. (NASDAQ:BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that it has completed the sale of its Monoprice business to YFC - BonEagle Electronic Co., Ltd, a leading provider of power cord sets and networking peripherals, for $40 million in cash.
"We’re pleased to complete this transaction, which now allows Blucora to drive shareholder value as a technology-enabled financial solutions company,” said John Clendening, president and chief executive officer of Blucora. “We look forward to focusing all of our efforts on the significant opportunities that lie ahead for the new Blucora.”
As previously announced, the Company expects to pay down debt with the net proceeds of the sale of Monoprice.
About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services ® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Blucora's actual results include the effect of taxes, balance sheet working capital adjustments and indemnity obligations, general economic, industry and market sector conditions, the effect of current, pending and future legislation, regulation and regulatory actions, including the DOL rule; the availability of products to sell; the timing and extent of market acceptance of developed products and services and related costs; our dependence on companies to distribute our products and services; the successful execution of the Company's strategic initiatives, technology enhancements, operating plans, and marketing strategies; the condition of our cash investments; and the Company's ability to control operating risks, information technology system risks and cybersecurity risks and other risks that are described in Blucora's public filings with the Securities and Exchange Commission (the "SEC"). A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Blucora's most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time with the SEC in the section entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
Contact
Stacy Ybarra, 425-709-8127
Blucora, Inc.
Stacy.ybarra@blucora.com
Source: Blucora, Inc.